Mail Stop 4-06

      September 12, 2005


Jim Miller - Chief Executive Officer
Imageware Systems, Inc.
10883 Thornmint Road
San Diego, CA  92127

	Re:	Imageware Systems, Inc.
		Form 10-K: For the Fiscal Year Ended December 31, 2004 Form 10-Q for Fiscal Quarter Ended March 31, 2005
      File No. 001-15757

Dear Mr. Miller:

      We have completed our review of your Form 10-K and related filings and have no further comments at this time.


							Sincerely,


							Kathleen Collins
							Accounting Branch Chief
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Imageware Systems, Inc.
July 10, 2005
Page 3